                                                                    EXHIBIT 2.2




















                               AGREEMENT AND PLAN

                          OF REORGANIZATION AND MERGER

                                  BY AND AMONG

                  REMEC, INC., RTI ACQUISITION CORPORATION AND

                             RADIAN TECHNOLOGY, INC.

                                FEBRUARY 24, 1997

                                TABLE OF CONTENTS



                                                                                  PAGE
                                                                                  ----
ARTICLE I     DEFINITIONS........................................................... 1

ARTICLE II    MERGER, CLOSING AND CONVERSION OF SHARES.............................. 3

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE
              COMPANY............................................................... 6

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF PARENT
              AND MERGER SUB........................................................17

ARTICLE V     COVENANTS OF THE COMPANY..............................................21

ARTICLE VI    COVENANTS OF PARENT AND MERGER SUB....................................23

ARTICLE VII   CONDITIONS TO THE OBLIGATIONS OF PARENT
              AND MERGER SUB........................................................25

ARTICLE VIII  CONDITIONS TO THE OBLIGATIONS OF THE
              COMPANY...............................................................26

ARTICLE IX    COVENANTS OF THE COMPANY, PARENT AND
              MERGER SUB............................................................27

ARTICLE X     MISCELLANEOUS.........................................................28


                                LIST OF EXHIBITS

EXHIBIT A     Form of Agreement of Merger

EXHIBIT 3.3   Shareholder and Investment Letter

EXHIBIT 5.9   Form of Affiliate's Letter

EXHIBIT 5.11  Form of Registration Rights Agreement

EXHIBIT 7.4   Form of Opinion of Wilson Sonsini Goodrich &
              Rosati

EXHIBIT 7.11  Forms of Employment Agreements

EXHIBIT 8.4   Form of Opinion of Heller Ehrman White & McAuliffe

                              AGREEMENT AND PLAN OF
                            REORGANIZATION AND MERGER


        This Agreement and Plan of Reorganization and Merger (the "Agreement") is made as of February 24, 1997 by and among REMEC, Inc., a California corporation ("Parent"), RTI Acquisition Corporation, a California corporation and wholly owned subsidiary of Parent ("Merger Sub") and Radian Technology, Inc., a California corporation (the "Company").

                                   Background

        Parent, Merger Sub and the Company desire that Merger Sub be merged with and into the Company; that the Company be the surviving corporation and become a wholly owned subsidiary of Parent and that each share of the Common Stock of the Company which is outstanding immediately prior to the effective time of the merger be converted as set forth in this Agreement and the Agreement of Merger into shares of the Common Stock of Parent. Parent, Merger Sub and the Company intend that the merger constitute a "reorganization" under Section 368(a)(1)(A), by application of Section 368(a)(2)(E), of the Internal Revenue Code of 1986, as amended.

THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE I

                                   DEFINITIONS

        1.1 Definitions. The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement:

        "Affiliate" means, with respect to any corporation, any person or entity which controls, is controlled by or is under common control with such corporation.

        "Agreement of Merger" means the agreement of merger between the Company and Merger Sub, together with the related officers' certificates required by
Section 1103 of the Corporations Code, in the form attached to this Agreement as Exhibit A.

        "Audited Balance Sheet" means the balance sheet included in the Audited Financials.

        "Audited Financials" means the balance sheets of the Company at December 31, 1995 and December 27, 1996 and the related statements of income, shareholders' equity and cash flows for the two years then ended, including the notes thereto, in each case accompanied by an unqualified report of Ireland San Filippo, LLP, certified public accountants.

        "Closing" means the delivery by the Company, Parent and Merger Sub of the various documents contemplated by this Agreement and otherwise required in order to consummate the Merger.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" means Radian Technology, Inc., a California corporation.

        "Company Common" means shares of Company Common Stock, no par value.

        "Company Options" means the options to purchase shares of Company Common outstanding as of the date of this Agreement.

        "Corporations Code" means the Corporations Code of the State of California.

        "Dissenting Shares" means those shares of Company Common which at any time become "dissenting shares" within the meaning of Section 1300(b) of the Corporation Code.

        "Effective Time" means the time when the Agreement of Merger is filed with the Secretary of State of the State of California and the Merger becomes effective.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Ratio" shall have the meaning ascribed to it in
Section 2.3 of this Agreement.

        "GAAP" means generally accepted accounting principles and practices as promulgated by the Accounting Research Board, Accounting Principles Board and Financial Accounting Standards Board or any superseding or supplemental documentation of equal authority promulgating generally accepted accounting principles and practices, all as in effect from time to time.

        "Hazardous Material" means any material, substance, waste or component thereof which is identified to be "hazardous" or "toxic" or otherwise poses an actual or potential risk to public health and safety or to the environment by virtue of being actually or potentially toxic, corrosive, bioaccumulative, reactive, ignitable, radioactive, infectious or otherwise harmful to public health and safety or the environment, the handling or disposal of, or exposure to which, is regulated under any applicable United States federal, state or local environmental or health and safety law, rule or regulation.

        "Holder" means the holder of shares of Company Common immediately prior to the Effective Time.

        "Merger Sub Common" means the Common Stock of Merger Sub, par value
$.01.

        "1933 Act" means the Securities Act of 1933, as amended, and the rules, regulations and forms of the SEC promulgated thereunder.

        "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules, regulations and forms of the SEC promulgated thereunder.

        "Parent Common" means the Common Stock of Parent, par value $.01.

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means, with respect to any entity, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is owned, directly or indirectly, by such entity.


                                   ARTICLE II

                    MERGER, CLOSING AND CONVERSION OF SHARES

        2.1 Merger. Subject to and in accordance with the terms and conditions of this Agreement and the Agreement of Merger, the Company and Merger Sub shall execute and file the Agreement of Merger with the Secretary of State of the State of California, whereupon Merger Sub shall be merged with and into the Company pursuant to Sections 1100 et seq. of the Corporations Code.

        2.2 Closing. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe, 525 University Avenue, Palo Alto, California 94301 at 11:00 a.m. California time, on February 28, 1997 or at such other place, date or time as the Company, Parent and Merger Sub shall agree writing (the "Closing Date") after all of the conditions to the parties' obligations to consummate the Merger set forth in Articles VII and VIII of this Agreement have been satisfied or waived. The Company and Merger Sub shall file the Agreement of Merger with the Secretary of State of the State of California immediately after the Closing.

        2.3 Conversion of Shares. In accordance with the Merger Agreement, (i) each share of Merger Sub Common issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at and as of the Effective Time, into one share of Company Common, and (ii) each share of Company Common outstanding immediately prior to the Effective Time (except those shares of Company Common which are Dissenting Shares and whose holder and the Company do not thereafter agree in writing should not be treated as Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof be converted, at and as of the Effective Time into the right to receive .13755818 of a share of Parent Common (the "Exchange Ratio") for each share of Company Common. Holders of Company Common shall receive only whole shares of Parent Common; in lieu of any fractional share of Parent Common, Holders shall receive in cash the fair market value of such fractional share valuing Parent Common at the average of the closing prices of the Parent Common on the Nasdaq National Market on the five trading days immediately preceding the Closing Date as listed in The Wall Street Journal.

        2.4 Company Options. At the Effective Time, each outstanding option to purchase Company Common ("Company Option"), whether vested or unvested, issued under the Company's 1987 Stock Option Plan (the "Company Plan") shall thereafter entitle the holder thereof to receive, upon exercise thereof, that number of Parent Common (rounded down to the nearest whole number) equal to the product of the number of shares of Company Common that were purchasable under the Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price for each full share of Parent Common equal to the quotient obtained by dividing (i) the exercise price per share of Company Common with respect to such Company Option, by (ii) the Exchange Ratio, which exercise price per share shall be rounded up to the nearest one cent. The number of shares of Parent Common that may be purchased by a holder on the exercise of any Company Option shall not include any fractional share of Parent Common but shall be rounded down to the next lower whole share of Parent Common. Parent shall assume in full the Company Plan, Company Options outstanding under the Company Plan, and shall register the underlying shares of Parent Common issued under the Company Plan under the 1933 Act on a Registration Statement on Form S-8 within 30 days following the Effective Time. The assumption of a Company Option by Parent shall not terminate or modify (except as required hereunder) any right of first refusal, right of repurchase, vesting schedule, or other restriction on transferability relating to the Company Option. Continuous employment with the Company prior to the Effective Time shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Time. After such assumption, Parent shall issue, upon any partial or total exercise of any Company Option, in lieu of shares of Company Common, the number of shares of Parent Common to which the holder of the Company Option is entitled pursuant to this Agreement. The assumption by Parent of Company Options shall not give the holders of such Company Options any additional benefits under their respective Company Options, which such holder did not have immediately prior to the Effective Time nor shall such assumption cause such holders to forego any existing rights or benefits under such Company Options other than as specifically provided in this Section 2.4. Nothing contained in this Section 2.4 shall require Parent to offer or sell shares of Parent Common upon the exercise prior to the Effective Time of Company Options assumed by Parent if, in the reasonable judgment of Parent and its counsel, such offer or sale might not be in accordance with applicable federal or state securities laws.

        2.5 Rights After the Effective Time. As soon as practicable after the Effective Time, each holder of record of a certificate or certificates which, prior to the Effective Time, represented outstanding shares of the Company Common shall be entitled, upon surrender of such certificate or certificates to Parent (or in the case of certificates that have been lost, stolen or destroyed, lost certificate affidavits therefor and indemnification in connection therewith) or to an exchange agent designated by Parent, in form suitable for transfer, to receive a certificate or certificates representing the number of whole shares of Parent Common to which such shareholder is entitled under this
Article II together with cash in lieu of any fractional share of Parent Common in an amount calculated in accordance with Section 2.3.

        2.6 Dissenting Shares. Holders of Dissenting Shares shall have those rights, but only those rights, of holders of "dissenting shares" under Sections 1300 et seq. of the Corporations Code. The Company shall give Parent prompt notice of any demand, purported demand or other communication received by the Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such shares. The Company agrees that, without the prior written consent of Parent, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

        2.7 Adjustments. Appropriate adjustments shall be made in this Agreement, the Agreement of Merger and the number and type of securities into which shares of the Company Common shall be converted in connection with the Merger and which shall be issued upon exercise of the Company Options to be assumed by Parent, in order to reflect any recapitalization, reclassification, split-up, merger, consolidation, exchange, stock dividend, stock split or similar event made, declared or effected with respect to Parent Common between the date of this Agreement and the date such shares are issued.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


        Except as set forth in the disclosure letter, a true and correct copy of which has been delivered to Parent on or prior to the date of this Agreement (the "Company Disclosure Letter"), the Company represents to Parent that:

        3.1 Organization and Authority. The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on its business or financial condition. The Company does not have any Subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has delivered to Parent and its representatives complete and correct copies of its Articles of Incorporation, as amended, and Bylaws as in effect on the date of this Agreement, certified as true, complete and correct copies by the Company's Secretary. Such Articles of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any provisions of its Articles of Incorporation or Bylaws.

        3.2 Capitalization.

            3.2.1 The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, of which 4,604,250 shares are issued and outstanding. The Company has no shares of Preferred Stock outstanding. A list of all of the shareholders of the Company, with the number of shares owned by each of them as of the date of this Agreement, is contained in Section 3.2 of the Company Disclosure Letter. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities laws. The Company has outstanding options to purchase 657,500 shares of Company Common pursuant to the Company Plan of which options to purchase 484,506 are fully vested as of the date of this Agreement. Except as set forth in the preceding sentence, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

            3.2.2 All Company Options have been issued in accordance with the Company Option Plan and all applicable securities laws, including pursuant to valid permits or exemptions therefrom. The Company Plan and all amendments thereto have been approved by all requisite Company shareholder action. The Company does not have in effect any stock appreciation rights plan and no stock appreciation rights are currently outstanding. The consummation of the Merger shall not cause an acceleration in the vesting of any Company's capital stock.

               3.2.3 There is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Company capital stock which apply to or survive the transactions contemplated by this Agreement.

            3.2.4 The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.

        3.3 Authority Relating to this Agreement; No Violation of Other Instruments.

            3.3.1 The execution and delivery of this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by the Company have been duly authorized by all necessary corporate action on the part of the Company, and, assuming execution of this Agreement and such other agreements by each of the other parties thereto, this Agreement and such other agreements will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement:
(i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and
(ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law. The Company has obtained executed copies of the Shareholder and Investment Letter in the form attached hereto as Exhibit 3.3 (the "Investment Letter") from the persons identified in Section 3.3 of the Company Disclosure Letter.

            3.3.2 Neither the execution of this Agreement or any other agreement to which the Company or any Shareholder is or will be a party that is an exhibit to this Agreement nor the performance of any of them by the Company will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, or to its knowledge, any law or regulation of any court or other governmental body now in effect applicable to the Company; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under or otherwise give another party the right to terminate, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company pursuant to, any material indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of the Company or of any other person secured by the assets or properties of the Company; or (iv) violate or conflict with any provision of the Company's Articles of Incorporation, Bylaws, or similar organizational instruments.

            3.3.3 No consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained by the Company in order to permit the execution, delivery or performance of this Agreement or any other agreement to which the Company is or will be a party that is an exhibit to this Agreement, or the consummation of the transactions contemplated by this Agreement and such other agreements.

        3.4 Compliance With Law. The Company holds all licenses, permits and authorizations necessary for the lawful conduct of the Company's business as currently conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over the Company or over any part of the Company's operations, and the Company knows of no violation thereof, other than any such violation that would not have a material adverse effect on the Company's business or financial results. The Company is not in violation of any decree, judgment, order, or to its knowledge, any law or regulation, of any court or other governmental body (including without limitation, applicable environmental protection legislation and regulations, equal employment and civil rights regulations, wages, hours and the payment of social security taxes and occupational health and safety legislation), which violation would reasonably be expected to have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company. Section 3.4 of the Company Disclosure Letter contains a true and complete list of all licenses, permits and authorizations necessary for the lawful conduct of the Company's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over the Company or over any part of the Company's operations.

        3.5 Investments in Others. The Company does not have any investment in or advance or loan to or guarantee of, or any commitment to make any investment in, advance or loan to or guarantee of, any person.

        3.6 Financial Statements. The Audited Financials: (i) have been prepared in accordance with the books and records of the Company; (ii) fairly present the financial position, results of operations, owners equity and cash flow of the Company as of the dates and for the periods indicated therein; and (iii) have been prepared in accordance with GAAP consistently applied.

        3.7 Absence of Undisclosed Liabilities. Except for obligations incurred in the ordinary course of business which are not required under GAAP to be reflected on a balance sheet or set forth in the notes thereto, the Company does not have any indebtedness or any other liability (absolute, contingent, asserted or known) which is not reflected on or provided for in full on the Audited Balance Sheet.

        3.8 Tax Returns and Payments. All tax returns, reports and forms required to be filed by, or with respect to any activities or income of, the Company have been or will be timely filed, all such returns are true and correct in all material respects, and all taxes, fees, penalties, interest and other material governmental charges of any nature whatsoever which were shown to be due or claimed to be due on such returns, reports and forms or which otherwise may be owed have been paid or adequate provision for the payment thereof has been made. Section 3.8 of the Company Disclosure Letter includes a complete and correct list of all such returns, reports and forms filed in connection with any year or portion thereof which ended on or after December 31, 1991. The Company has no knowledge of any assessment of deficiency or additional tax or other governmental charge respecting the Company or its business or affairs, or any knowledge of any completed, pending or threatened tax audit or investigation respecting the Company or its business or affairs by any taxing or other governmental authority, and no waivers of statutes of limitations have been requested with respect to the Company or any of its corporate Affiliates. The amounts provided for taxes on the Audited Balance Sheet are sufficient for the payment of all accrued and unpaid U.S. federal, state, or local taxes, interest, penalties, assessments and deficiencies for all periods prior to the dates of such balance sheets.

        3.9 Absence of Certain Changes and Events. Since the date of the Audited Balance Sheet there has not been, and prior to the Closing there will not be:

            (i) any transaction entered into by the Company other than in the ordinary course of business or as contemplated by this Agreement or any loss or damage to any of the manufacturing facilities of the Company due to fire or other casualty, whether or not insured, amounting to more than $50,000 in aggregate replacement value; any event that materially and adversely affects the ability of the Company to operate its business as a whole in a manner consistent with the way in which such business has been conducted prior to December 27, 1996 or any change in the financial position, assets, liabilities, results of operations or business of the Company other than changes in the ordinary course of business which in the aggregate have not been materially adverse;

            (ii) any declaration, payment or setting aside of any dividend or other distribution to or for the holder of any capital stock of the Company;

            (iii) any lawsuit, proceeding or governmental investigation which is likely to have a material adverse effect on the business of the Company;

            (iv) any event or condition of any character which had or is reasonably likely to have a material adverse effect on the financial position, assets, liabilities, results of operations or business of the Company that has not been disclosed in the Company Disclosure Letter;

            (v) any increase or decrease in the rates of compensation payable or to become payable by the Company to any director, officer, employee, agent or consultant, or any bonus, percentage compensation, service award or other benefit, granted, made or accrued to or to the credit of any such person, or any welfare, pension, retirement or similar payment or arrangement made or agreed to by the Company other than salary adjustments for non-officer employees in accordance with past practice;

            (vi) any modification or rescission of, or waiver by the Company of rights under, any existing contract which has had or is reasonably likely to have a material adverse effect on its business;

            (vii) any discharge or satisfaction by the Company of any lien or encumbrance, or any payment of any obligation or liability (absolute or contingent) other than current liabilities shown on the Audited Balance Sheet and current liabilities incurred since the date of the Audited Balance Sheet in the ordinary course of business; or

            (viii) any mortgage, pledge, imposition of any security interest, claim, encumbrance or other restriction on any of the assets, tangible or intangible, of the Company.

        3.10 Payables; Receivable.

             3.10.1 All accounts payable and notes payable by the Company to third parties as of the date of the Audited Balance Sheet, arose in the ordinary course of business.

             3.10.2 The accounts receivable reflected on the Audited Balance Sheet are based on the Company's reasonable judgment and its normal credit review procedures, business practices and GAAP and are collectible in accordance with their terms in an amount not less than their aggregate book value. "Aggregate book value," for this purpose, shall mean the recorded amounts of such accounts receivable less any recorded allowance for doubtful accounts, trade allowances and return allowances, all as established in accordance with GAAP consistently applied.


        3.11 Inventories. The inventories reflected on the Audited Balance Sheet are valued in accordance with GAAP consistently applied and as described in clause (i) of Section 3.6 of this Agreement.

        3.12 Interests in Real Property. Section 3.12 of the Company Disclosure Letter comprises a complete and correct list and a brief description of all real property leased by the Company. The Company owns no real property. All real property leases to which the Company is a party are valid and enforceable (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto) and no party thereto is in default of any material provision thereof. All improvements and fixtures on real properties leased by the Company conform to all applicable material health, fire, safety, environmental, zoning and building laws and ordinances. All materials, buildings, structures and fixtures used by the Company in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and are sufficient for the type and magnitude of their respective operations.

        3.13 Personal Property. The Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances and restrictions of any nature whatsoever (except for such non-monetary imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property) to (or, in the case of leased properties and assets, valid leasehold interests in) all inventory and receivables and to any item of machinery, equipment, or tangible or intangible personal property reflected on the Audited Balance Sheet or used in the Company's business (regardless of whether reflected on the Audited Balance Sheet). Section 3.13 of the Company Disclosure Letter sets forth a list of all items of machinery, equipment, and other personal tangible property used in the Company's business. Except as shown on Section 3.13 to the Company Disclosure Letter, all the machinery, equipment and other tangible personal property is in good operating condition and repair, normal wear and tear excepted, and is sufficient for the type and magnitude of their operations as currently conducted. At the Closing Date, the Company will possess all of the personal property wherever located used to conduct its business as conducted prior to the Closing.

        3.14 Directors and Officers. Section 3.14 of the Company Disclosure Letter sets forth a complete and correct list of all present officers and directors of the Company.

        3.15 Certain Transactions. No Affiliate is presently a party to any agreement or arrangement with the Company: (i) providing for the furnishing of raw materials, products or services to or by, or (ii) providing for the sale or rental of real or personal property to or from, any such entity.

        3.16 Patents, Trademarks, Etc. All rights, patents, trademarks, trade names, service marks, mask work rights, copyrights, processes, designs, formulas, inventions, trade secrets, know-how, technology or other intellectual rights and any applications or registrations therefor, and all mask works, net lists, schematics, source code, computer software programs and all other tangible and intangible information or material (collectively, the "Intellectual Property Rights") which are necessary to the current conduct of the Company's business are owned, licensed or possessed, by the Company. To the Company's knowledge, the current conduct of the Company's business does not infringe any Intellectual Property Rights of any other person. No litigation is pending or, to the knowledge of the Company, has been threatened against the Company or any officer, director, shareholder, employee or agent of the Company, for the infringement of any Intellectual Property Rights of any other party or for the misuse or misappropriation of any Intellectual Property Rights owned by any other party nor does any basis exist for such litigation. To the Company's knowledge, there has been no infringement or unauthorized use by any other party of any Intellectual Property Rights belonging to the Company. Section 3.16 of the Company Disclosure Letter sets forth a list of all Intellectual Property Rights belonging to or used by the Company.

        3.17 Litigation and Other Proceedings. Neither the Company nor any of its officers or directors in such capacity is a party to any pending or, to the best knowledge of the Company, threatened action, suit, claim, proceeding or investigation in the United States (including the Defense Contract Audit Agency, the Inspector General or the General Accounting Office) or elsewhere, and the Company is not subject to any order, writ, judgment, decree or injunction which materially adversely affects or may reasonably be expected to so affect the business or assets of the Company or which prevents or may reasonably be expected to prevent completion of the Merger. Section 3.17 to the Disclosure Letter contains a complete list of all claims brought against the Company since December 31, 1991, together with a brief statement of the nature and amount of the claim, the court and jurisdiction in which the claim was brought, the resolution (if resolved), and the availability of insurance to cover the claim.

        3.18 Contracts. Section 3.18 to the Company Disclosure Letter lists all currently effective contracts to which the Company is a party or by which the Company or any of its respective properties or assets are bound which (i) involve the payment by the Company of more than $25,000 over the remaining term of the contract; (ii) are financing documents, loan agreements or promissory notes; (iii) are otherwise material to the business of the Company and are not for the purchase or sale of goods or services in the ordinary course of business; or (iv) are distributorship or other agreements relating to the marketing of products. The Company, and to the knowledge of the Company, all of the other parties to such agreements, are in compliance with all material provisions of all such agreements in which failure to so comply would have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company, and to the knowledge of the Company no fact exists which is, or with the passage of time is reasonably likely to become, a material default under any of them.

        3.19 Insurance and Banking Facilities. Section 3.19 to the Company Disclosure Letter sets forth a complete and correct list of (i) all contracts of insurance and indemnity of or relating to the Company (except insurance related to employee benefits) in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual charge, coverage and expiration date); (ii) the names and locations of all banks in which the Company has accounts; and
(iii) the names of all persons authorized to draw on such accounts. All premiums and other payments due with respect to all contracts of insurance or indemnity in force as of the date of this Agreement have been or will be paid.

        3.20 Personnel. Section 3.20 to the Company Disclosure Letter sets forth a complete and correct list of (i) all employment contracts, collective bargaining agreements, and all compensation plans, agreements, programs, practices, commitments or other arrangements of any type, including bonus, profit sharing, incentive compensation, pension and retirement agreements respecting or affecting any employees of the Company; and (ii) all insurance, health, medical, hospitalization, dependent care, severance, fringe or other employee benefit plans, agreements, programs, practices, commitments or other arrangements of any type in effect for employees of the Company; provided, however, that clauses (i) and (ii) of this Section shall be deemed inapplicable to any employee benefit plan which is required to be listed in Section 3.25 of the Company Disclosure Letter. Section 3.20 of the Disclosure Letter includes a list of all employees of the Company and their compensation levels sorted by exempt and non-exempt status. The Company has been and is in compliance with the terms of, and any material laws or regulations applicable to, all such plans, agreements, practices, commitments or programs.

        3.21 Powers of Attorney and Suretyships. The Company does not have any power of attorney outstanding (other than a power of attorney issued in the ordinary course of business with respect to tax matters or to customs agents and customs brokers), and, except for obligations as an endorser of negotiable instruments incurred in the ordinary course of business, the Company does not have any obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise respecting the obligation of any other person.

        3.22 Minutes and Stock Records. The Company has provided Parent and Merger Sub and their representatives complete and correct copies of the minute books and stock records of the Company. Such items contain an accurate and correct record of all proceedings and actions taken at all meetings of, and all actions taken by written consent by, the holders of capital stock of the Company and its Board of Directors and any committees thereof, and all original issuances and subsequent transfers and repurchases of its capital stock.

        3.23 Governmental Compliance and Consents. The Company has complied with all laws and regulations of the United States Department of Defense and other governmental agencies with which Company has contracts, directly or indirectly, relating to contracts including estimation of costs and reporting. Except as described in the Company Disclosure Letter, the Company has not been audited by any agency of the United States, including the Defense Investigative Service, the Criminal Defense Investigative Service, the Inspector General or the Defense Contract Administrative Agency. Section 3.23 to the Company Disclosure Letter comprises a complete and correct list of all consents, approvals, orders and authorizations from, and all registrations, qualifications, designations, declarations and rulings with, any United States federal, state or local governmental authority, required by or with respect to the Company in connection with the consummation of the transactions contemplated by this Agreement or, to the extent not listed in Section 3.4 to the Disclosure Letter, necessary to enable the Company to conduct its business as it was conducted immediately before the Closing.

        3.24 Product Warranties. Attached to the Company Disclosure Letter are copies of the standard forms of agreements containing warranties or guarantees relating to the catalog products of the Company. No agreement to which the Company is a party provides any warranty for a period longer than three years from the date of the agreement.

        3.25 Compliance with ERISA. Section 3.25 to the Company Disclosure Letter sets forth a complete and correct list of all "employee pension benefit plans" and all "employee welfare benefit plans" ("Plans") of the Company or in which any of its employees participate. To the Company's knowledge, each such Plan intended to qualify under Section 401(a) or Section 501(c)(9) of the Code has received a favorable determination letter as to its qualification and has been administered in compliance with ERISA and the Code and to the knowledge of the Company no fact or circumstance exists which would preclude continuing, good faith reliance on such determination letter or would adversely affect the qualified status of any such Plan. No fact or circumstance exists, including, without limitation, any

"reportable event" (within the meaning of ERISA), in connection with any such Plan which would reasonably be expected to constitute grounds for termination of such Plan by the Pension Benefit Guaranty Corporation (the "PBGC") or of the appointment by a court of a trustee to administer such Plan. The Company has not incurred any liability to the PBGC (other than for payment of premiums which have been timely paid), and the Company has complied in full with the minimum funding requirements and in all material respects with the reporting, disclosure and fiduciary requirements of ERISA and the Code.

        3.26 Labor Matters. The Company is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices. There is no unfair labor practice complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, Office of Federal Contract Compliance Programs, or any comparable state, local or foreign agency. There is no (i) labor strike, dispute, slowdown or stoppage actually pending, or, to the knowledge of the Company, threatened against or directly affecting the Company;
(ii) grievance or arbitration proceeding pending and, to the knowledge of the Company, no claims therefor exist; (iii) agreement which is binding on the Company which restricts the Company from relocating or closing any of its operations. The Company has not experienced any material work stoppage in the last 18 months. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Upon termination of the employment of any of the employees of the Company before or after the Closing Date, neither the Company nor Parent will be liable to such employee for severance pay. The Company is not a party to or bound by any collective bargaining agreements.

        3.27 Hazardous Materials. Except as set forth in Section 3.27 of the Company Disclosure Letter:

             (i) the Company has not caused, and is not causing or threatening to cause, any disposals or releases of any Hazardous Material on or under any properties which it (A) leases, occupies or operates or (B) previously owned, leased, occupied or operated and to the Company's knowledge, no such disposals or releases occurred prior to the Company having taken title to, or possession or operation of, any of such properties; and no such disposals or releases are (and in case of such disposals or releases referred to in (B) above to the Company's knowledge) migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters;

             (ii) the Company has neither (A) arranged for the disposal or treatment of Hazardous Material at any facility owned or operated by another person, or (B) accepted any Hazardous Material for transport to disposal or treatment facilities or other sites selected by the Company from which facilities or sites there has been a release or there is a release or threatened release of a Hazardous Material; any facility identified in Section 3.27 of the Company Disclosure Letter under (A) above has represented to the Company that it was duly licensed in accordance with applicable law and that such facility was operated in accordance with applicable laws and, to the Company's knowledge, has not been listed in connection with the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) by the United States Environmental Protection Agency's Comprehensive Environmental Response, Compensation, and Liability Information System (CERCLIS) or National Priorities List (NPL) or any equivalent or like listing of sites under state or local law (whether for potential releases of substances listed in CERCLA or other substances).

             (iii) the Company has no actual knowledge of, or any reason to believe or suspect that, any release or threatened release of any Hazardous Material originating from a property other than those leased or operated by the Company has come to be (or may come to be) located on or under properties leased, occupied or operated by the Company;

             (iv) the Company has never installed, used, buried or removed any surface impoundment or underground tank or vessel on properties owned, leased, occupied or operated by the Company;

             (v) the Company is and has been in compliance in all material respects for the last three years with all federal, state, local or foreign laws, ordinances, regulations, permits, approvals and authorizations relating to air, water, industrial hygiene and worker health and safety, anti-pollution, hazardous or toxic wastes, materials or substances, pollutants or contaminants, and, to the Company's knowledge, no condition exists on any of the real property owned by or used in the business of the Company that would constitute a violation of any such law or that constitutes or threatens to constitute a public or private nuisance; and

             (vi) There has been no litigation, administrative proceedings or investigations or any other actions, claims, demands notices of potential responsibility or requests for information brought or, to the knowledge of the Company, threatened against the Company or any settlement reached with any person or persons alleging the presence, disposal, release or threatened release of any Hazardous Material on, from or under any of such properties or as otherwise relating to potential environmental liabilities.

        3.28 Order Backlog; Customer Complaints. Section 3.28 of the Company Disclosure Letter contains a list of the aggregate backlog of orders for the Company's products as of January 24, 1997, and identifies for each such order the customer, product and price.

        3.29 Brokers and Finders. The Company has not retained any broker or finder in connection with the transactions contemplated by this Agreement.

        3.30 Accuracy of Documents and Information. Neither the representations or warranties made by the Company in this Agreement, nor those contained in any document or written information prepared by the Company or its representatives, financial statement, certificate, schedule or exhibit furnished or to be furnished (or caused to be furnished) by the Company to Parent pursuant to this Agreement, taken together as a whole contain or will contain any untrue statement of a material fact, or omit or will omit a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

        3.31 Collapsible Corporation; Parachute Payments. No election has been made to treat the Company as a "consenting corporation" under Section 341(f) of the Code, and the Company is not a party to any written or oral, formal or informal, agreement or contract with a "disqualified individual" (as defined in Section 280G(c) of the Code) which could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code.

        3.32 Credit Cards. Section 3.33 of the Company Disclosure Letter sets forth a complete and correct list of all credit cards issued or caused to be issued by the Company to any person, firm or entity or under which the Company is or may be liable for charges or payments.

        3.33 Business Practices. The Company has not made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor has it taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the disclosure letter, a true and correct copy of which has been delivered to Company on or prior to the date of this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub represent to the Company that:

        4.1 Organization and Authority. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on its business or financial condition.

        4.2 Capitalization. (i) The authorized capital stock of Parent is 5,000,000 shares of Preferred Stock, none of which are issued and outstanding, and 40,000,000 shares of Parent Common, of which 11,502,655 shares were issued and outstanding as of January 31, 1997. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. As of January 31, 1997, Parent had outstanding options to purchase 403,163 shares of Parent Common pursuant to its existing plans. Except as set forth in the preceding sentence, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities. The Parent has delivered to the Company copies of its Articles of Incorporation, as amended, and Bylaws as in effect on the date of this Agreement.

        (ii) The authorized capital stock of Merger Sub is One Million (1,000,000) shares of Merger Sub Common, of which One Thousand (1,000) shares are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid an nonassessable, and are held by Parent. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Merger Sub is or may become obligated to issue, sell, purchase, retire or redeem any shares of stock or other securities.

        4.3 Authority Relating to this Agreement; No Violation of Other Instruments.

            4.3.1 The execution and delivery of this Agreement and all other agreements to which Parent or Merger Sub is a party or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by Parent or Merger Sub have been duly authorized by all necessary corporate action on the part of Parent or Merger Sub and, assuming execution of this Agreement and such other agreements by the Company and each of the parties thereto, this Agreement and such other agreements will constitute a legal, valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

            4.3.2 Neither the execution of this Agreement or any other agreements to which Parent or the Merger Sub is a party or will be a party that is an exhibit to this Agreement nor the performance of any of them by Parent or Merger Sub will: (i) conflict with or result in the breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Parent or Merger Sub; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under, any material indenture, mortgage, lease, agreement or other instrument to which Parent or Merger Sub is a party or by which it is bound; or (iii) violate or conflict with any provisions of Parent's or Merger Sub's Articles of Incorporation, Bylaws, or similar organizational instruments.

            4.3.3 No consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Parent or Merger Sub in order to permit the execution, delivery or performance of this Agreement or any other agreement to which Parent or Merger Sub is a party or will be a party that is an exhibit to this Agreement, or the consummation of the transactions contemplated by this Agreement and such other agreements.

        4.4 Financial Statements. Parent has delivered the following consolidated financial statements of Parent (the "Parent Financial Statements") to the Company:

            (i) Balance Sheet of Parent as of November 3, 1996, (unaudited);

            (ii) Statement of Income for the period ended November 3, 1996 (unaudited);

            (iii) Audited Balance Sheets of Parent dated as of January 31, 1996 together with audited Statements of Operations, Shareholders' Equity and Changes in Cash Flow during the three years ended January 31, 1996.

Each Parent Financial Statement together with the notes thereto is in accordance with the books and records of Parent, fairly presents the financial position of Parent and the results of operations of Parent for the period indicated, and has been prepared in accordance with generally accepted accounting principles consistently applied, except that the unaudited income statement does not contain all the notes required under generally accepted accounting principles and comply as to form with applicable accounting requirements of the SEC.

        4.5 Absence of Undisclosed Liabilities. As of November 3, 1996, Parent had no indebtedness or liability (absolute or contingent) which is not shown or provided for in full on the Balance Sheet dated November 3, 1996 included in the Parent Financial Statements. Except as set forth in the Balance Sheet dated November 3, 1996 included in the Parent Financial Statements, Parent and its Subsidiaries do not have outstanding on the date of this Agreement, nor will it have outstanding on the Closing Date, any indebtedness or liability (absolute or contingent) other than those incurred since November 3, 1996 in the ordinary course of business.

        4.6 Shares Issued in Connection With the Merger. The shares of Parent Common to be issued to the Holders pursuant to the Merger, when issued in accordance with this Agreement and the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The shares of Parent Common to be issued to the holders of Company Options upon exercise of the Company Options after the Merger, when issued upon exercise of the Company Options in accordance with this Agreement, the Merger Agreement, and the Company Plan, will be duly authorized, validly issued, fully paid and nonassessable.

        4.7 Full Disclosure. All reports, schedules and statements (including all exhibits and schedules thereto and all documents incorporated by reference therein) required to be filed by the Parent within the year prior to the date of this Agreement under the Exchange Act, copies of which have been furnished to the Company, have been duly filed, were in substantial compliance with the requirements of their respective forms, and were complete and correct in all material respects as of the dates at which the information was furnished. As of the date of filing, no such report contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since November 3, 1996, except as contemplated by this Agreement, Parent has conducted its business in the ordinary course and there has not been any material adverse change in the business, financial condition or results or operations or cash flows of Parent.

        4.8 Activities of Merger Sub. Merger Sub was formed for the purpose of participating in the Merger as contemplated in this Agreement. Parent has carried on no business on behalf of the Merger Sub.

        4.9 Litigation. Except as disclosed to the Company or in Parent's filings with the SEC, there is no pending or, to the best of Parent's knowledge, threatened lawsuit, administrative proceeding, arbitration, labor dispute or governmental investigation to which Parent is a party or by which any material portion of its assets taken as a whole may be bound, and which, if adversely determined, would have a material adverse effect on Parent. There are no outstanding orders, judgments, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against Parent.

        4.10 Compliance with Laws. Parent has not violated in any material respect and is not, to its knowledge, in violation in any material respect of any law, statute, ordinance or regulation applicable to the business or affairs of Parent where such violation could reasonably be expected to have a material adverse effect on Parent.

        4.11 Eligibility to Use Form S-3. Parent meets the eligibility requirements for use of a registration statement on Form S-3.


                                    ARTICLE V

                            COVENANTS OF THE COMPANY

        5.1 Access to Properties and Records. Throughout the period between the date of this Agreement and the Closing, the Company shall give Parent and its authorized officers, employees, attorneys, and independent public accountants and other representatives reasonable access to information and documents relating to this Agreement and the transactions contemplated by this Agreement, and shall provide Parent with such financial, technical and operating data and other information pertaining to the business of the Company as Parent may request, including the auditors work papers in connection with the Audited Financials. No investigation by Parent or its representatives made before or after the date of this Agreement shall affect the representations or warranties of the Company contained in this Agreement, and all such representations and warranties shall survive any such investigation to the extent set forth in
Section 11.1 of this Agreement.

        5.2 Conduct of Business Prior to Closing. The Company agrees that, after the date of this Agreement and before the Closing, except as otherwise permitted, required or contemplated by this Agreement or expressly permitted by Parent in writing, the business of the Company shall be conducted in the ordinary course consistent with prior practices and in a prudent, businesslike fashion. Without limiting in any way the generality of the foregoing and except as so permitted, required or contemplated, the Company shall not:

            (i) merge with or into or consolidate with any other corporation;

            (ii) amend its Articles of Incorporation or Bylaws;

            (iii) change its benefit structures or salary rates (other than normal merit increases or promotions), enter into or materially modify any employment contracts or severance arrangements, or enter into collective bargaining or similar agreements;

            (iv) make any change in its authorized or outstanding capital stock or otherwise in its capital structure;

            (v) incur any indebtedness for borrowed money;

            (vi) issue or deliver any stock, bonds or other securities or debt instruments, or any options, warrants or other rights calling for the issuance or delivery thereof;

            (vii) declare or make, or agree to declare or make, any payment or dividends or distributions or purchase or redeem, or agree to purchase or redeem, any of its capital stock or other securities;

            (viii) enter into any transactions other than in the ordinary course of business (including make any capital expenditure in an amount greater than $25,000 in the aggregate);

            (ix) terminate or amend any material contract, agreement, license or other instrument to which the Company is a party or by which any of the Company or any of its assets are bound, except agreements which by their terms are terminable in the ordinary course of business; or

            (x) enter into any contract or commitment in the ordinary course of business which involves more than $25,000 or has a duration longer than one year without prior consultation with and consent of Parent which consent shall not be unreasonably withheld.

        Without limiting the generality of the foregoing, the Company shall continue to pay accounts payable and to collect accounts receivable in the ordinary course of business in accordance with past practice, to maintain and preserve customer relations and to maintain insurance; and the Company shall not change or permit to be changed in any material respect the accounting or valuation practices applicable to its assets or businesses.

        5.3 Notice of Events. Throughout the period between the date of this Agreement and the Closing, the Company shall promptly advise Parent in writing of any and all material events and developments concerning its financial position, assets, liabilities, results of operations or business or any of the items or matters covered by the Company's representations and warranties contained in this Agreement.

        5.4 Shareholders Approval and Board Recommendation. The Company shall submit this Agreement and the Merger to its shareholders for approval in accordance with all applicable laws and the Articles of Incorporation and Bylaws of the Company.

        5.5 No Other Negotiations. Prior to the Closing, the Company shall not conduct negotiations or discussions with any other party regarding a possible acquisition of the Company or of all or a substantial part of its business or assets.

        5.6 Cooperation. The Company shall cooperate with Parent in preparing and making all filings or submissions to governmental agencies required in connection with the transactions contemplated by this Agreement. The Company, at any time before or after the Closing, shall execute, acknowledge and deliver any further assignments, assurances, documents and instruments of transfer reasonably requested by Parent and Merger Sub and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Parent and Merger Sub for the purpose of consummating the Merger.

        5.7 Employees. The Company shall use its best efforts to assist Parent and Merger Sub in retaining the continued services of its key employees.

        5.8 Best Efforts to Close. The Company shall use its best efforts to fulfill the conditions set forth in Article 5 of this Agreement over which it has control or influence, and to complete the transactions contemplated by this Agreement.

        5.9 Agreements with Respect to Affiliates. The Company shall deliver to Parent a letter (the "Affiliate Letter") identifying all persons who are "affiliates" of the Company under the 1933 Act. The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the Effective Time a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates in respect of pooling of interests accounting treatment, in substantially the form of Exhibit 5.9.

        5.10 Shareholder Agreement and Investment Letter. The Company shall use its best efforts to cause each shareholder of the Company to execute the Investment Letter concurrently with the execution of this Agreement or as promptly as practicable after (i) the date of this Agreement (with respect to shareholders as of the date of this Agreement) or (ii) the date such persons become a shareholder.

        5.11 Registration Rights Agreement. The Company shall use its best efforts to cause each Holder to execute and deliver the Registration Rights Agreement ("Rights Agreement") in the form attached hereto as Exhibit 5.11.

                                   ARTICLE VI

                       COVENANTS OF PARENT AND MERGER SUB

        6.1 Access to Properties and Records. Throughout the period between the date of this Agreement and the Closing, Parent shall give the Company and its authorized officers, employees, attorneys, and independent public accountants and other representatives reasonable access to information and documents relating to this Agreement and the transactions contemplated by this Agreement, and shall provide the Company with such financial, technical and operating data and other information pertaining to the business of Parent as the Company may request, including the auditors work papers in connection with Parent's financial statements. No investigation by the Company or its representatives made before or after the date of this Agreement shall affect the representations or warranties of Parent contained in this Agreement, and, subject to Section 10.1, all such representations and warranties shall survive any such investigation.

        6.2 Information. Parent shall supply to the Company such information as the Company shall reasonably request in connection with the Company's solicitation of shareholder approval of this Agreement and the Merger.

        6.3 Notice of Events. Throughout the period between the date of this Agreement and the Closing, Parent shall promptly advise the Company in writing of any and all material events and developments concerning its financial position, assets, liabilities, results of operations or business or any of the items or matters covered by the Parent's representations and warranties contained in this Agreement.

        6.4 Employee Benefits. With respect to the employees of the Company at the Closing Date, Parent and Merger Sub shall continue coverage of such employees under employee benefit plans of the Company as they exist at the Closing Date or shall include such employees under benefit plans of Parent. Such employees who become covered under Parent's plans shall receive credit for length of service for the period of their continuous service as employees of the Company.

        6.5 Best Efforts to Close. Parent and Merger Sub shall use their best efforts to fulfill all of the conditions set forth in Article 6 of this Agreement over which they have control or influence, and to complete the transactions contemplated by this Agreement.

        6.6 Nasdaq Listing. Parent shall file with the National Association of Securities Dealers, Inc. a Notification Form for Listing of Additional Shares on the Nasdaq Stock Market of the Parent Common to be received by the Holders in the Merger and upon exercise of the Company options assumed by Parent.

        6.7 No Actions Inconsistent with Tax-Free Reorganization. Parent and Merger Sub shall (and, following the Effective Time, Parent shall cause the Company to) take no action with respect to the capital stock, assets or liabilities of the Company that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code. Without limitation on the generality of the foregoing, following the Effective Time, Parent shall cause the Company to either continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business.


                                   ARTICLE VII

             CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

        The obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, any one or more of which may be waived by Parent and Merger Sub.

        7.1 Representations and Warranties True at Closing. Each of the representations and warranties of the Company contained in this Agreement shall be deemed to have been made again at and as of the Effective Time and shall be true and correct in all material respects.

        7.2 Performance of Covenants. All of the covenants required to be performed by the Company at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

        7.3 Certificate. Parent and Merger Sub shall have received a certificate signed by the Company to the effect that the conditions set forth in Sections
7.1 and 7.2 have been satisfied.

        7.4 Opinion of Counsel. Parent and Merger Sub shall have received the opinion of Wilson Sonsini Goodrich & Rosati, counsel to the Company, in form attached hereto as Exhibit 7.4.

        7.5 Resignations of Directors. Parent shall have received from each director of the Company a duly executed resignation of such director effective as of the Effective Time.

        7.6 Material Changes. Between the date of this Agreement and the Closing there shall not have occurred any event or transaction of the nature described in Section 3.9 of this Agreement.

        7.7 Consents. Parent shall have received, in writing and in form and substance reasonably acceptable to Parent, all necessary consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement.

        7.8 Shareholder Approval; Potential Dissenting Shares. The Agreement and the Merger shall have been duly approved by the shareholders of the Company in accordance with all applicable laws, the Articles of Incorporation and Bylaws of the Company and otherwise and there shall be no Dissenting Shares.

        7.9 Pooling Letter from Accountants. The Board of Directors of Parent shall have received a letter from each of Ernst & Young LLP and Ireland San Filippo, dated as of the Closing in form and substance satisfactory to Parent, stating that the Merger will be treated as a pooling of interests for financial accounting purposes.

        7.10 No Action to Prevent Completion. Parent shall not have determined, in the reasonable exercise of its discretion, that the transactions contemplated by this Agreement have become inadvisable or impractical by reason of the institution or threat of institution, by any federal, state, local or foreign governmental authority or any other person or entity, of litigation or other proceedings with respect to or affecting the transactions contemplated by this Agreement.

        7.11 Employment and Non-Competition Agreements. Each of James L. Mongillo, Patrick W. McLaughlin, John L. Matson, Nam S. Han, Thomas Criswell, Leonard Johnson, Michael England and William Pfund shall have entered into his respective employment and non-competition agreement (the "Employment Agreement") with Parent in the form attached hereto as Exhibit 7.11.

        7.12 No Material Adverse Changes. There shall have been no material adverse changes in the Company's financial condition, business, assets or liabilities (actual or contingent) from the date of this Agreement through the Closing.

        7.13 Agreements with Respect to Affiliates. Parent shall have received executed Affiliates Letters.

        7.14 Investment Letter. Parent shall have received an executed Investment Letter from each Holder.

        7.15 Approval of the Merger. The Board of Directors of Parent and Merger Sub and the shareholder of Merger Sub shall have approved the Merger.


                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

        The obligations of the Company under this Agreement are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, any one or more of which may be waived by the Company.

        8.1 Representations and Warranties True at Closing. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be deemed to have been made again at and as of the Effective Time and shall be true in all material respects.

        8.2 Performance of Covenants. All of the covenants required to be performed by Parent and Merger Sub at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

        8.3 Certificate. At the Closing, the Company shall have received a certificate signed on behalf of Parent and Merger Sub to the effect that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

        8.4 Opinion of Counsel. The Company shall have received an opinion of Heller Ehrman White & McAuliffe, counsel to Parent and Merger Sub, dated as of the Closing Date in the form attached as Exhibit 8.4.

        8.5 Consents. The Company shall have received all necessary consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement.

        8.7 Shareholder Approval. This Agreement and the Merger shall have been duly approved by the shareholders of the Company in accordance with all applicable laws, the Articles of Incorporation and Bylaws of the Company and otherwise.

        8.8 Pooling of Interests. The Board of Directors of the Company shall have received copies of the letter set forth in Section 7.9 above.

        8.9    Employment Agreements.  Each of Messrs. Mongillo,
McLaughlin, Matson, Han, Criswell, Johnson, England and Pfund shall have entered into his respective Employment Agreement with Parent.

        8.10 Approval of Merger. The Board of Directors of Parent and Merger Sub and the shareholder of Merger Sub shall have approved the Merger.

        8.11 Rights Agreement. Parent shall have entered into the Rights Agreement with each Holder.

        8.12 No Material Adverse Changes. There shall have been no material adverse changes in Parent's financial condition, business, assets or liabilities (actual or contingent) from the date of this Agreement through the Closing.


                                   ARTICLE IX

                 COVENANTS OF THE COMPANY, PARENT AND MERGER SUB

        9.1 Press Releases. No party hereto, nor any of their Affiliates, shall issue any press release, make any public announcement or otherwise release any information publicly regarding the Merger, without the consent of the other parties which shall not be unreasonably withheld or delayed.

        9.2 Confidential Information. Except as otherwise required by applicable law, each party to this Agreement will keep confidential data, information or documents it obtains from the other and will not disclose (other than to its attorneys, accountants, or advisors, who are themselves required to keep such information confidential) prior to the Closing (or ever, if the Closing does not occur) to any third party such data, information or documents obtained from the other or from any director, officer, employee or agent of the other or any data or documents prepared on the basis of such data, information or documents except in each case for any data, information or document which: (i) was or is in the public domain; (ii) was already known prior to its disclosure by the other or
(iii) is disclosed to a party by a third party that is not an agent of the other.

        9.3 Eligibility for Use of S-3. Parent covenants to use its reasonable best efforts to remain eligible for the use of a Registration Statement on Form S-3 during the term of the Rights Agreement.


                                    ARTICLE X

                                  MISCELLANEOUS

        10.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement, including those contained in the exhibits, schedules and other documents delivered pursuant to this Agreement, shall survive until and expire upon the Closing.

        10.2 Expenses. Each party to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

        10.3 Amendment. This Agreement shall not be amended except by a writing duly executed by the Company, Parent and Merger Sub. This Agreement may be amended by the parties hereto at any time before or after the approval of the Merger by the shareholders of the Company; provided, however, that following approval of the Merger by the shareholders of the Company, no amendment shall be made that by law requires the further approval of such shareholders without obtaining such further approval.

        10.4 Entire Agreement. This Agreement and the Agreement or Merger, including the exhibits, schedules and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting the subject matter.

        10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

        10.6 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

        10.7 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that party drafted the provision or caused it to be drafted.

        10.8 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below, two days after dispatch if sent by a nationally-recognized overnight courier service or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

               If to Parent or Merger Sub:

               Mr. Ronald E. Ragland
               REMEC, INC.
               9404 Chesapeake Drive
               San Diego, California  92123
               Facsimile:  (619) 560-4512
               Confirmation Number: (619) 560-1301

               With a copy to:

               Victor A. Hebert, Esq.
               Heller Ehrman White & McAuliffe
               333 Bush Street, 31st Floor
               San Francisco, California  94104
               Facsimile:  (415) 772-6268
               Confirmation Number: (415) 772-6000

               If to the Company:

               Radian Technology, Inc.
               4211 Burton Drive
               Santa Clara, California 95054-1512
               Attention:  President
               Facsimile:  (408)-980-1614
               Confirmation Number: (408)980-9877

               With a copy to:

               Jeffrey Saper, Esq.
               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California 94304
               Facsimile:  (415) 493-6811
               Confirmation Number: (415) 493-9300

Such persons and addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

        10.9 Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

        10.10 Binding Effect; Assignment. The parties agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of all other parties to this Agreement, which they may withhold in their absolute discretion.

        10.11 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

        10.12 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

        10.13 Further Assurances. After the Closing the parties to this Agreement shall take such further actions as they agree may be reasonably necessary to carry out the transactions contemplated by this Agreement.

        10.14 Termination.

              10.14.1 Mutual Consent. This Agreement may be terminated at any time prior to the Closing by means of the written consent of Parent and the Company.

              10.14.2 Failure to Satisfy Conditions Not Waived. This Agreement may be terminated by Parent and Merger Sub alone if there is a failure to satisfy a condition set forth in Article VII which condition is not waived, and by the Company if there is a failure to satisfy a condition set forth in Article VIII which condition is not waived.

              10.14.3 Closing Has Not Occurred. This Agreement may be terminated by Parent alone or the Company alone, by written notice, if the Closing shall not have taken place by March 31, 1997.

        IN WITNESS WHEREOF, REMEC, Inc., RTI Acquisition Corporation and Radian Technology, Inc. have executed this Agreement and Plan of Reorganization and Merger as of the first date written above.



                                        REMEC, INC.



                                        By  /s/ RONALD E. RAGLAND
                                           -------------------------------------
                                           Ronald E. Ragland, Chairman and
                                           Chief Executive Officer



                                        RTI ACQUISITION CORPORATION



                                        By  /s/ RONALD E. RAGLAND
                                           -------------------------------------
                                           Ronald E. Ragland, Chairman and
                                           Chief Executive Officer



                                        RADIAN TECHNOLOGY, INC.



                                        By  /s/ JAMES MONGILLO
                                           -------------------------------------
                                           James Mongillo, President